Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141
FOR IMMEDIATE RELEASE July 27, 2005	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES THIRD QUARTER RESULTS

St. Louis, Missouri, July 27, 2005 - Energizer Holdings, Inc., [NYSE: ENR], today announced results of its third quarter ended June 30, 2005. Net earnings for the quarter were $53.8 million, or $0.73 per diluted share, versus net earnings of $38.7 million, or $0.46 per diluted share in the third fiscal quarter of 2004. The current quarter includes $13.4 million of previously unrecognized tax benefits related to prior years’ foreign losses and reductions to prior year tax accruals, partially offset by a tax provision of $9.0 million related to repatriation of foreign earnings under provisions of the American Jobs Creation Act. The net impact of these tax items is an increase in current quarter net earnings of $4.4 million, or $0.06 per diluted share.

For the quarter, sales increased $39.3 million, or 6%, to $691.2 million due to higher sales in all three segments. Segment profit increased $19.6 million, or 23%, to $106.4 million primarily due to an improvement in the Razors and Blades segment. Favorable currency translation accounted for $15.3 million of the sales increase and $5.7 million of the segment profit increase. On a constant currency basis, sales and segment profit increased 4% and 16%, respectively. General corporate and other expenses increased $6.8 million, and interest and other financing items decreased $2.3 million.

For the nine months ended June 30, 2005, net earnings were $233.1 million, or $3.15 per diluted share, compared to net earnings of $207.1 million, or $2.43 per diluted share, in the same period last year. The current nine month period includes $21.0 million of tax loss benefits and adjustments to prior year tax accruals, as well as the aforementioned provision for foreign earnings repatriation. The net impact of these tax items is an increase in the current year’s nine month net earnings of $12.0 million, or $0.16 per diluted share. Net earnings for the prior year nine months included tax loss benefits of $16.2 million, or $0.19 per diluted share.

For the nine months ended June 30, 2005 sales increased $139.6 million, or 7%, and segment profit increased $63.2 million, or 17%, due to improvements in all three business segments. Favorable currency translation accounted for $55.2 million of the sales increase and $21.8 million of the segment profit increase. On a constant currency basis, sales and segment profit increased 4% and 11%, respectively. General corporate and other expenses increased $16.3 million, and interest and other financing items increased $8.1 million.

Both of the company’s businesses have experienced higher costs for raw materials and distribution influenced by commodity prices. Through the first nine months of fiscal 2005, such increases have been largely offset by other production cost savings and, additionally in the battery business, favorable production efficiencies and fixed cost absorption on high production levels following the high demand in the 2004 hurricane season. For the remainder of the year, at current pricing levels, the company expects unfavorable year over year material and distribution costs of approximately $12 million.

Through fiscal 2004, Energizer recorded advertising and promotion (A&P) expenses in each quarter based on a method that recognized forecasted full year A&P ratably to forecasted revenues (“percent of sales method”). Beginning in 2005, the company began expensing A&P costs in the quarter incurred (“as incurred method”). Results for 2004 have not been restated for this change. Had the “as incurred method” been implemented in 2004, third quarter results for that year would have been $0.48 per diluted share, or $0.02 higher and nine month results would have been $2.49, or $0.06 higher. However, the “as incurred method” has greater impacts on quarterly segment results. The change has no impact on annual results in total or at the segment level. Note 4 of the attached financial statements illustrates the impact this change would have had on segment results for the third quarter and nine months of fiscal 2004 if the company had used the “as incurred method” during those periods.

North America Battery

Net sales for the third quarter of $252.7 million increased $24.2 million, or 11%, as $36.6 million of higher volume was partially offset by unfavorable pricing and product mix. Energizer Max volume increased 14%, while lithium and rechargeable products experienced growth of over 20%. In addition to broad based alkaline unit growth, Energizer Max increases reflect significant unit growth in Florida relating to the tax free holiday for hurricane preparedness items. Overall pricing and product mix remains unfavorable due to price declines of non-Energizer branded products and the continuing shift to larger pack sizes, which sell at lower per unit prices.

Gross profit decreased $3.0 million for the quarter, as the contribution of incremental sales volume was more than offset by unfavorable pricing and product mix and higher product cost. Segment profit increased $2.0 million, or 4% for the quarter, as lower A&P expenses were partially offset by the lower gross profit.

The United States (U.S.) retail battery category increased 4% in value versus the same period last year. The U.S. retail battery category is defined as alkaline, carbon zinc, lithium, rechargeable and specialty batteries. Retail consumption of Energizer’s products increased an estimated 14% in value. Our focus on the performance segment, specifically rechargeables and lithium, and on driving hurricane preparedness activities resulted in an increase of approximately 3 share points from the June quarter of 2004, bringing Energizer’s share of the total retail category to approximately 37% for the quarter. For the current period, the percent of Energizer Max’s sales that was sold on promotion was 6 points below the premium category average of 45%, as reported by A.C. Nielsen, indicating continued disciplined control of promotional spending.

Energizer estimates that retail inventory levels at June 30, 2005, were slightly above seasonally normal levels. Looking ahead, our fourth fiscal quarter will have a difficult comparison to last year’s fourth quarter, which included approximately $40 million of hurricane related sales. Additionally, the Florida tax holiday and the June 30 retail inventory overhang may modestly dampen fourth quarter sales volume.

For the nine months, sales increased $66.7 million, or 8%, primarily due to higher volumes, partially offset by unfavorable pricing and product mix. Gross profit increased $12.1 million for the nine months as increases in the first half of the year were partially offset by the current quarter decline. Segment profit increased $13.7 million as higher gross profit and lower A&P expense were partially offset by higher overhead expenses.

International Battery

Net sales for the quarter were $204.8 million, an increase of $11.5 million, or 6%, on favorable currency impacts of $7.6 million and higher volume, partially offset by unfavorable pricing and product mix. Segment profit increased $3.9 million, including a $3.4 million benefit from currency valuations. Absent currency impacts, lower A&P expense and higher volumes were nearly offset by lower pricing and higher product costs.

For the nine months, net sales increased $44.7 million, or 7%, on favorable currency translation of $27.8 million and higher volume, partially offset by unfavorable pricing and product mix. Segment profit increased $25.8 million compared to the same nine months last year. Approximately half of the segment profit increase was currency related, with the remaining improvement due to lower A&P expense and higher sales.

Razors & Blades

Razor and blade sales for the quarter increased $3.6 million, or 2%. Absent favorable currency of $6.0 million, sales declined $2.4 million as sales of razor handles returned to more normalized levels compared to last year’s June quarter, which included significant promotional activity in the U.S. and initial product launches in Europe and Asia. On a constant currency basis, sales of replacement blades and disposable razors increased approximately 4% for the current quarter compared to the same quarter last year. Segment profit for the quarter was $20.4 million, an increase of $13.5 million, due to a return to lower levels of A&P expense and promotional discounts versus the same period last year.

For the nine months, sales increased $28.2 million, or 4%, mainly due to $21.9 million of favorable currency. Absent currency impacts, lower razor handle sales were more than offset by an increase in replacement blades and disposable razor sales. Segment profit for the nine months increased $18.8 million with currency accounting for $5.6 million. Absent currency, lower promotional discounts and A&P expense were partially offset by higher management and research expenses.

SWS’ primary markets are the U.S., Canada, Japan and the larger countries of Western Europe. SWS estimates its overall share of the wet shave category for these major markets at 20.5% for the year ending May 2005 versus 21% for the same period in 2004. Product launches in several countries helped to boost last year’s share, while the current year has had several new introductions from the competition.

Other Items

Battery research and development expenses were essentially flat for the quarter and declined $4.9 million for the nine months. Last year’s results for the nine months included an asset impairment charge of $4.2 million relating to a development project.

Corporate and other expenses were unfavorable $6.8 million in the quarter due to higher legal, financial compliance, information systems and other management costs, partially offset by lower business realignment costs. For the nine months, corporate and other expenses were $16.3 million unfavorable on higher equity and compensation plan expenses, items noted above and lower pension income, partially offset by lower business realignment costs.

Interest expense increased $5.9 million for the quarter and $15.4 million for the nine months on higher average borrowings resulting from share repurchases and higher short-term interest rates. Other financing items were favorable $8.2 million for the quarter and $7.3 million for the nine months versus the same periods last year. The current quarter includes foreign exchange gains of $1.6 million compared to losses of $5.0 million in the prior year quarter.

Income taxes for the quarter were 24.9%, compared to 31.0% for the same quarter last year. The current quarter includes $13.4 million of previously unrecognized tax benefits related to prior years’ foreign losses and reductions to prior year tax accruals, partially offset by $9.0 million of additional taxes related to repatriation of foreign earnings under provisions of the American Jobs Creation Act. For the nine months, the current period includes $21.0 million of benefits of previously unrecognized tax benefits and adjustments to prior year tax accruals, as well as the aforementioned provision for foreign earnings repatriation. The net impact of these tax items is an increase in net earnings of $12.0 million. Net earnings for the prior year nine months included tax loss benefits of $16.2 million. Absent these items in both periods, income taxes for the current quarter and nine months would have been 31.0% and 31.8%, respectively in the current period compared to 31.0% and 33.0% for the same periods last year. The decrease in the rate is primarily attributable to improved earnings in lower tax rate jurisdictions.

During the quarter, Energizer repurchased 1.0 million shares of its common stock, bringing the total number of shares repurchased in fiscal 2005 to 4.0 million. The company has 4.2 million shares remaining on its current authorization.

Capital expenditures and depreciation expense for the quarter were $24.8 million and $26.9 million, respectively. For the nine months, capital expenditures were $64.9 million, and depreciation expense was $80.6 million.

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Statements in this press release that are not historical, particularly statements regarding year over year material and distribution costs, estimates of battery category growth, retail consumption of Energizer’s products, Energizer’s market share in the battery category, retailer inventory levels, the comparison of the current year fourth quarter to last year’s fourth quarter, and SWS market share, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected. Commodity price levels, which may be impacted by unforeseen increases in international demand, limitations on available supply, and increasing military requirements, may continue to increase at a rate higher than that anticipated by the Company, resulting in a significant negative impact on margins and earnings performance. Manufacturing efficiencies and efforts to further reduce costs may have a favorable impact on the Company’s production costs throughout the rest of the current year. At the same time, it is difficult to predict with any accuracy whether raw material, energy and distribution expenses, and other input costs, will stabilize or continue to increase, as such costs are impacted by multiple economic, political and other factors outside of Energizer’s control. Energizer’s estimates of battery category value trends, retail consumption of its battery products, Energizer and SWS market share, and retailer inventory levels are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. U.S. battery performance in the current year’s fourth quarter may be impacted favorably by a number of factors, including improvements in general economic conditions, significant hurricane activity or other weather conditions, increases in retailer inventory levels, and competitive factors, all of which could impact the comparison with last year’s fourth quarter. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents, including Energizer’s Registration Statement on Form 10, its annual report on Form 10-K for the Year ended September 30, 2004, its quarterly reports on Form 10-Q for the Quarters ended December 31, 2004 and March 31, 2005, and its Current Report on Form 8-K dated April 25, 2000.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004

Net sales	$691.2	$651.9	$2,196.1	$2,056.5

Cost of products sold	352.0	325.0	1,092.3	1,017.0
Selling, general and administrative expense	138.4	126.5	424.4	381.7
Advertising and promotion expense	101.3	114.4	272.3	295.9
Research and development expense	17.0	16.7	51.4	53.5
Interest expense	13.5	7.6	36.9	21.5
Other financing items, net	(2.6)	5.6	(5.3)	2.0

Earnings before income taxes	71.6	56.1	324.1	284.9

Income tax provision	(17.8)	(17.4)	(91.0)	(77.8)

Net earnings	$53.8	$38.7	$233.1	$207.1

Earnings per share
Basic	$0.76	$0.48	$3.26	$2.52
Diluted	$0.73	$0.46	$3.15	$2.43

Weighted average shares of common stock - Basic	71.1	80.8	71.5	82.2
Weighted average shares of common stock - Diluted	73.8	83.9	74.1	85.1

See Accompanying Notes to Condensed Financial Statements

ENERGIZER HOLDINGS, INC.
NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2005
(Dollars in millions - Unaudited)

Note 1 - Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

Note 2 - Operations for Energizer Holdings, Inc. (the Company) are managed via three major segments - North America Battery (United States and Canada battery and lighting products), International Battery (rest of world battery and lighting products) and Razors and Blades (global razors, blades, and related products). The Company reports segment results reflecting all profit derived from each outside customer sale in the region in which the customer is located. Research and development costs for the battery segments are combined and included in the Total Battery segment results. Research and development costs for Razors and Blades are included in that segment’s results. Segment performance is evaluated based on segment operating profit exclusive of general corporate expenses, costs associated with most restructuring, integration or business realignment and amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level.

On March 28, 2003, the Company acquired the worldwide Schick Wilkinson Sword (SWS) business from Pfizer, Inc. Following the acquisition of SWS, the Company has adopted an operating model that includes a combination of stand-alone and combined business functions between the battery and razor and blades businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, legal and environmental activities, and in some countries, combined sales forces and management. For shared business functions, the Razors and Blades segment has been charged only the actual incremental cost of assuming additional SWS work. Such amounts are less than fully-allocated costs and do not represent the costs of such services if performed on a stand-alone basis.

Segment sales and profitability for the quarters and nine months ended June 30, 2005 and 2004, respectively, are presented below.

	For the quarter ended June 30,		For the nine months ended June 30,
	2005	2004	2005	2004

Net Sales
North America Battery	$252.7	$228.5	$852.6	$785.9
International Battery	204.8	193.3	667.3	622.6
Total Battery	457.5	421.8	1,519.9	1,408.5
Razors and Blades	233.7	230.1	676.2	648.0
Total Net Sales	$691.2	$651.9	$2,196.1	$2,056.5

	For the quarter ended June 30,		For the nine months ended June 30,
	2005	2004	2005	2004

Profitability
North America Battery	$57.3	$55.3	$223.0	$209.3
International Battery	37.1	33.2	142.2	116.4
R&D Battery	(8.4)	(8.6)	(25.2)	(30.1)
Total Battery	86.0	79.9	340.0	295.6
Razors and Blades	20.4	6.9	90.1	71.3
Total segment profitability	$106.4	$86.8	$430.1	$366.9

General corporate and other expenses	(22.7)	(15.9)	(70.4)	(54.1)
Amortization	(1.2)	(1.6)	(4.0)	(4.4)
Interest and other financial items	(10.9)	(13.2)	(31.6)	(23.5)
Total earnings before income taxes	$71.6	$56.1	$324.1	$284.9

Supplemental product information is presented below for revenues from external customers:

	For the quarter ended June 30,		For the nine months ended June 30,
Net Sales by Product Line	2005	2004	2005	2004
Alkaline Batteries	$284.1	$271.1	$985.2	$927.8
Carbon Zinc Batteries	60.2	56.4	189.4	182.8
Other Batteries and Lighting Products	113.2	94.3	345.3	297.9
Razors and Blades	233.7	230.1	676.2	648.0
Total Net Sales	$691.2	$651.9	$2,196.1	$2,056.5

Note 3 - Basic earnings per share is based on the average number of common shares during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

Note 4 - Through fiscal 2004, the Company recorded advertising and promotion expense (A&P) in each interim period based on a method that recognized the forecasted full year A&P ratably to forecasted revenues. When forecasts of A&P or revenues changed during the year, A&P rates were changed to reflect the new forecasts. Effective October 1, 2004, the Company began to expense A&P in the quarter incurred (As Incurred Method). The new method of accounting was adopted as it reduces the level of estimation in recording interim results and improves transparency of timing of A&P spending. The change in methods has no impact on the total results for the year. The prior year financial information presented above has not been restated for the new accounting method. The following presents the segment and consolidated results for the quarter and nine months ended June 30, 2004 for both methods.

	Quarter Ended June 30, 2004		Nine Months Ended June 30, 2004
	As Reported	As Incurred Method	As Reported	As Incurred Method

Profitability
North America Battery	$55.3	$58.8	$209.3	$220.5
International Battery	33.2	36.6	116.4	130.7
R&D Battery	(8.6)	(8.6)	(30.1)	(30.1)
Total Battery	79.9	86.8	295.6	321.1
Razors and Blades	6.9	2.8	71.3	52.2
Total segment profitability	$86.8	$89.6	$366.9	$373.3

Total earnings before income taxes	$56.1	$58.9	$284.9	$291.3

Income tax provision	(17.4)	(18.3)	(77.8)	(79.7)

Net income	$38.7	$40.6	$207.1	$211.6

EPS - Basic	$0.48	$0.50	$2.52	$2.57
EPS - Diluted	$0.46	$0.48	$2.43	$2.49